Exhibit 1.2

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (the “Release”) is dated as of October 21, 2013, between Martha Stewart Living Omnimedia, Inc. (“MSLO”) and J.C. Penney Corporation, Inc. together with its Affiliates and Subsidiaries (“JCP”), (each of MSLO and JCP individually, a “Party,” and collectively, the “Parties”).

WHEREAS, MSLO and J.C. Penney Corporation, Inc. entered into an Agreement dated December 6, 2011 and amended thereafter (the “Agreement”);

WHEREAS, litigation ensued where a third party brought lawsuits related to the Agreement, styled as Macy’s, Inc. and Macy’s Merchandising Group, Inc. v. Martha Stewart Living Omnimedia, Inc., Index No. 650197/2012, and Macy’s, Inc. and Macy’s Merchandising Group, Inc. v. J.C. Penney Corporation, Inc., Index No. 652861/2012 (Consolidated for Trial Under Index No. 650197/2012) (collectively, the “Lawsuits”);

WHEREAS, a preliminary injunction was entered prohibiting the Parties from effectuating certain portions of the Agreement;

WHEREAS, a dispute has arisen between the Parties relating to the Parties’ obligations under the Agreement in light of the Lawsuits and the preliminary injunction (the “Disputed Obligations”); and

WHEREAS, the Parties desire to release all claims against each other arising out of the Lawsuits and the Disputed Obligations.

NOW THEREFORE, the Parties hereby agree as follows:

FOR AND IN CONSIDERATION of the mutual obligations set forth in the Parties’ Third Amendment to the Agreement (the “Third Amendment”), executed concurrently with this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. MSLO does hereby release, acquit and forever discharge JCP, its parent and Affiliates, and all of their agents, directors, officers, employees, attorneys, successors and assigns (hereinafter collectively referred to as the “JCP Released Parties”), from any and all actions, judgments, debts, claims, causes of action, demands, and liabilities of any kind and nature whatsoever (“Claims”) that MSLO has or may have against the JCP Released Parties, for or by reason of any act, matter, cause or thing, known or unknown, whatsoever arising from or related to the Lawsuits or the Disputed Obligations.

2. JCP does hereby release, acquit and forever discharge MSLO and its Affiliates and all of their agents, directors, officers, employees, attorneys, successors and assigns (hereinafter collectively referred to as the “MSLO Released Parties”), from any and all Claims that the undersigned has or may have against the MSLO Released Parties, for or by reason of any act, matter, cause or thing, known or unknown, whatsoever, arising from or related to the Lawsuits or the Disputed Obligations.

3. It is agreed by the undersigned that acceptance of this Release shall not constitute an acknowledgment of any liability whatsoever on the part of any Party.

4. The terms of this Release are confidential and, except to the extent required by performance hereof or as required by law, the Parties will not disclose to any third party either the details or the existence hereof.

5. For the avoidance of doubt, it is agreed by the undersigned that nothing in this Release shall, or shall be deemed or construed to, release, acquit or discharge any Claims, whether known or unknown, that arise out of or relate to Sections 10, 16(a), 16(b) or 20 of the Agreement, as amended pursuant to the Third Amendment.

IN WITNESS WHEREOF, the Parties have executed this Release as of the date first written above.

Martha Stewart Living Omnimedia, Inc.

Signed:	/s/Allison Hoffman
By:	Allison Hoffman
Title:	Executive Vice President, General Counsel & Corporate Secretary

J.C. Penney Corporation, Inc.

Signed:	/s/ Ken Hannah
By:	Ken Hannah
Title:	Chief Financial Officer